Exhibit 99.1

OFS CAPITAL CORPORATION ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

Declares a $0.34 Per Share Distribution

Chicago, IL-August 4, 2017-OFS Capital Corporation (NASDAQ: OFS) (“OFS Capital”, “we”, “us”, or “our”) today announced its financial results for the second quarter ended June 30, 2017.

FINANCIAL HIGHLIGHTS

•	Net investment income of $4.3 million, or $0.33 per share.

•	Adjusted net investment income of $4.0 million, or $0.31 per share (1).

•	Closed investments totaled $66.1 million in the second quarter of 2017.

•	As of August 4, 2017, we closed approximately $10.8 million of additional new investments during the third quarter of 2017.

•	76% of the fair value of our loan portfolio was floating rate, and the weighted average yield of our loan portfolio was 11.66% as of June 30, 2017 (2).

•	100% of our debt is fixed rate with a weighted average cost of 3.73% as of June 30, 2017; over 95% of our debt matures in 2022 and beyond.

•
On August 1, 2017, OFS Capital's Board of Directors declared a distribution of $0.34 per share for the third quarter of 2017, payable on September 29, 2017 to stockholders of record as of September 15, 2017.

"We believe that we are well positioned to grow earnings given the strength of our balance sheet," said Bilal Rashid, OFS Capital's Chairman and Chief Executive Officer. "At the end of the first quarter, we offered new shares of common stock resulting in approximately $53.7 million raised through the common stock offering. Since the offering, we closed $76.6 million in investments. Our commitment to strong, long-term performance is enhanced by the alignment of interests of our stockholders and our external manager, which continues to own approximately 2.9 million shares, or 22% of the outstanding OFS Capital common stock."

(1)	Supplemental information regarding adjusted net investment income:
On a supplemental basis, we disclose adjusted net investment income ("Adjusted NII") (including on a per share basis), which is a financial measure calculated and presented on a basis of methodology other than in accordance with generally accepted accounting principles of the United States of America (“non-GAAP”). Adjusted NII represents net investment income excluding the net capital gains incentive fee in periods in which they occur including the effect of reversals of previously accrued capital gains incentive fees . Our management agreement with OFS Capital Management, LLC ("OFS Advisor") provides that a capital gains incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized capital losses for such year. Management believes that Adjusted NII is a useful indicator of operations exclusive of any net capital gains incentive fee, as net investment income does not include gains associated with the capital gains incentive fee. In addition, management believes that providing Adjusted NII may facilitate a more complete analysis and greater transparency into OFS Capital’s ongoing operations, particularly in comparing underlying results from period to period, and afford investors a view of results that may be more easily compared to those of other companies. Reconciliations of net investment income to Adjusted NII are set forth in Schedule I.

(2)
See Highlights contained in this press release for further information on our weighted average yield. Including assets on non- accrual, the weighted average yield of our debt investment portfolio was 11.04% at June 30, 2017.

HIGHLIGHTS
($ in millions, except for per share data)

Portfolio Overview	At June 30, 2017
Total assets	$349.0
Investment portfolio, at fair value	$296.9
Net assets	$192.0
Net asset value per share	$14.40
Weighted average yield (1)	11.66%
(1) The weighted average yield on our debt investments is computed as (a) the annual stated accruing interest plus the annualized accretion of loan origination fees, original issue discount, market discount or premium, and loan amendment fees, divided by (b) amortized cost of debt investments, excluding assets on non-accrual basis as of the balance sheet date. Including assets on non-accrual, the weighted average yield of our debt investment portfolio was 11.04% at June 30, 2017. The weighted average yield of our debt investments is not the same as a return on investment for our stockholders but, rather, relates to a portion of our investment portfolio and is calculated before the payment of all of our fees and expenses.

	Quarter ended June 30,
Operating Results	2017	2016
Total investment income	$8.0	$7.7
Net investment income	$4.3	$3.5
Net investment income per common share, basic and diluted	$0.33	$0.36
Adjusted net investment income (a Non-GAAP measure described below)	$4.0	$3.5
Adjusted net investment income (a Non-GAAP measure described below) per share, basic and diluted	$0.31	$0.36
Net increase (decrease) in net assets resulting from operations	$(2.3)	$4.3

	Quarter ended June 30,
Portfolio Activity	2017	2016
Number of new portfolio companies	6	3
Investments in new portfolio companies	$59.1	$9.1
Investments in existing portfolio companies	$7.0	$8.2
Number of portfolio companies at end of period	42	37

PORTFOLIO AND INVESTMENT ACTIVITIES

During the second quarter of 2017, OFS Capital closed $58.8 million of new senior secured debt investments in six new portfolio companies, and a $0.3 million new preferred equity investment made in conjunction with a senior secured debt investment. In addition, OFS Capital closed $6.5 million of new senior secured debt investments in four existing portfolio companies, and a $0.5 million preferred equity investment in an existing portfolio company. The total fair value of OFS Capital’s investment portfolio was $296.9 million at June 30, 2017, which was equal to approximately 99% of amortized cost. As of June 30, 2017, the fair value of OFS Capital's debt investment portfolio totaled $259.1 million in 40 portfolio companies, of which 78% and 22% were senior secured loans and subordinated loans, respectively. As of June 30, 2017, we also held approximately $37.8 million in equity investments, at fair value, in 17 portfolio companies in which we also held debt investments and two portfolio company in which we solely held an equity investment. We had unfunded commitments of $2.1 million to three portfolio companies at June 30, 2017. As of June 30, 2017, floating rate loans comprised 76% of OFS Capital’s debt investment portfolio, with the remaining 24% in fixed rate loans, as a percentage of fair value.

FOLLOW-ON PUBLIC OFFERING

In April 2017, we issued 3,625,000 shares of our common stock in a follow-on public offering at an offering price of $14.57 per share (the "Offering"), including shares purchased by the underwriters pursuant to their exercise of the over-allotment option. OFS Advisor paid all of the underwriting discounts and commissions and an additional supplemental payment of $0.25 per share, representing the difference between the public offering price of $14.57 per share and the net offering proceeds of $14.82 per share, which also represented our NAV per share at the time of the Offering. All payments made by OFS Advisor in connection with the Offering are not subject to reimbursement by us. We received net proceeds from this Offering of $53.7 million

RESULTS OF OPERATIONS

Income

Interest Income:
Interest income increased by $0.4 million for the three months ended June 30, 2017 compared to the three months ended June 30, 2016. The increase was primarily due to a $0.6 million increase caused by a 10% increase in the average outstanding loan balance, offset by a $0.1 million decrease caused by a 2% decrease in our weighted average yield in our portfolio, and a $0.1 million decrease in Net Loan Fee (loan origination fees, original issue discount, market discount or premium, and loan amendment fees) amortization. Acceleration of Net Loan Fees of $0.1 million and $0.2 million were included in interest income for the three months ended June 30, 2017 and 2016, respectively.

Fee Income:
Fee income decreased by $0.1 million for the three months ended June 30, 2017 compared to the three months ended June 30, 2016, primarily due to a $0.2 million decrease in prepayment fees, offset by a $0.1 million increase in structuring fees. We recorded prepayment fees of $0.2 million resulting from $11.3 million of unscheduled principal payments during the three months ended June 30, 2017 compared to prepayment fees of $0.4 million resulting from $12.7 million of unscheduled principal payments we recorded during the three months ended June 30, 2016. We recorded structuring fees of $0.2 million in connection with the closing of $18.3 million of investments during the three months ended June 30, 2017 compared to structuring fees of $0.1 million in connection with the closing of $5.0 million of investments during the three months ended June 30, 2016.

Expenses
Management fee expense for the three months ended June 30, 2017, increased over the corresponding period in the prior year due to an increase in our average total assets, primarily due to a increase in net investment activity, including additional deployment of funds from the Offering.
Incentive fee expense decreased by $0.9 million for the three months ended June 30, 2017, compared to the three months ended June 30, 2016. The decrease was primarily due to a $0.3 decrease in accrued capital gains incentive fee during three months ended June 30, 2017, which represents the reversal of accrued capital gains incentive fees at March 31, 2017, and a $0.6 million decrease in the Part One incentive fee (based on net investment income), due to a share issuance adjustment related to the Offering, determined by adjusting the value of net assets, at March 31, 2017 by the daily weighted average of the Offering proceeds available to us during the three months ended June 30, 2017.
General and administrative fee expenses increased by $0.2 million for the three months ended June 30, 2017, compared to the three months ended June 30, 2016, primarily due to the write-off of deferred offering costs in connection with the expiration of the related shelf registration statement.
Net gain (loss) on investments
Net gain (loss) on investments consists of the sum of: (a) realized gains and losses from the sale of debt or equity securities, or the redemption of equity securities; and (b) changes in net unrealized appreciation/depreciation on debt and equity investments. In the period in which a realized gain or loss is recognized, such gain or loss will generally be offset by the reversal of previously recognized unrealized appreciation or depreciation, and the net gain recognized in that period will generally be smaller. The unrealized appreciation or depreciation on debt securities is also reversed when those investments are redeemed or paid off prior to maturity. In such instances, the reversal of unrealized appreciation or depreciation will be reported as a net loss or gain, respectively, and may be partially offset by the acceleration of any premium or discount on the debt security in interest income and any prepayment fees on the debt security in fee income.

We recognized net losses of $2.6 million on senior secured debt during the three months ended June 30, 2017, primarily as a result of the negative impact of portfolio company-specific performance factors, including an unrealized loss of $3.0 million recognized on our senior secured debt investment in My Alarm Center, LLC, which was placed on non-accrual at June 30, 2017, partially offset by the positive impact of changes to certain market loan indices. A cumulative unrealized loss of $5.0 million at June 30, 2017, on My Alarm Center, LLC was realized subsequent to June 30, 2017 upon restructure of our senior secured debt investment and will be reflected in our third quarter financial statements.
We recognized net losses of $2.1 million on subordinated debt during the three months ended June 30, 2017, primarily as a result of the negative impact of portfolio company-specific performance factors, including an unrealized loss of $1.4 million recognized on our subordinated debt investment in Community Intervention Services, Inc., which was placed on non-accrual during 2016.
We recognized net losses of $0.3 million on preferred equity investments for the three months ended June 30, 2017, primarily as a result of the net negative impact of portfolio company-specific performance factors, offset by the net positive impact from changes to EBITDA multiples used in our valuations.
We recognized net losses of $1.5 million on common equity and warrant investments for the three months ended June 30, 2017, primarily as a result of the negative impact of portfolio company-specific performance factors. Included in the net loss was a realized gain of $0.9 million from the sale of a common equity investment, which through March 31, 2017, we recognized unrealized gains of $0.7 million, resulting in a net gain of $0.2 million during the three months ended June 30, 2017.

LIQUIDITY AND CAPITAL RESOURCES

At June 30, 2017, we had $46.9 million in cash and cash equivalents and $149.9 million in outstanding SBA-guaranteed debentures. As of June 30, 2017, we had $19.0 million available for additional borrowings on our senior secured revolving credit facility with Pacific Western Bank and had drawn all of our available SBA-guaranteed debentures.

CONFERENCE CALL

OFS Capital will host a conference call to discuss these results on Friday, August 4, 2017, at 11:00 AM Eastern Time. Interested parties may participate in the call via the following:

INTERNET: Log on to www.ofscapital.com at least 15 minutes prior to the start time of the call to register, download, and install any necessary audio software. A replay will be available for 90 days on OFS Capital’s website at www.ofscapital.com.

TELEPHONE: Dial (877) 510-7674 (Domestic) or (412) 902-4139 (International) approximately 15 minutes prior to the call. A telephone replay of the conference call will be available through August 14, 2017, at 9:00 AM Eastern Time and may be accessed by calling (877) 344-7529 (Domestic) or (412) 317-0088 (International) and utilizing conference ID #10111076.

For more detailed discussion of the financial and other information included in this press release, please refer to OFS Capital’s Form 10-Q for the second quarter ended June 30, 2017, which we expect to file with the Securities and Exchange Commission later today.

FORWARD-LOOKING STATEMENTS
Statements in this press release regarding management's future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to: OFS Capital’s results of operations, including net investment income, adjusted net investment income, net asset value and net investment gains and losses and the factors that may affect such results; management's belief that OFS Capital is positioned to grow earnings; and other factors may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in OFS Capital’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by OFS Capital from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. OFS

Capital is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

OFS Capital Corporation and Subsidiaries

Consolidated Balance Sheets
(Dollar amounts in thousands, except per share data)

	June 30, 2017	December 31, 2016
	(unaudited)
Assets
Investments, at fair value:
Non-control/non-affiliate investments (amortized cost of $213,626 and $178,279, respectively)	$200,020	$173,219
Affiliate investments (amortized cost of $64,922 and $76,306, respectively)	70,982	81,708
Control investments (amortized cost of $22,148 and $24,722, respectively)	25,906	26,700
Total investments at fair value (amortized cost of $300,696 and $279,307, respectively)	296,908	281,627
Cash and cash equivalents	46,920	17,659
Interest receivable	1,250	1,770
Prepaid expenses and other assets	3,882	3,974
Total assets	$348,960	$305,030

Liabilities
Revolving line of credit	$6,000	$9,500
SBA debentures (net of deferred debt issuance costs of $2,847 and $3,037, respectively)	147,033	146,843
Interest payable	1,596	1,599
Management and incentive fees payable	1,484	2,119
Administration fee payable	369	435
Accrued professional fees	422	477
Other liabilities	60	279
Total liabilities	156,964	161,252

Commitments and Contingencies

Net assets
Preferred stock, par value of $0.01 per share, 2,000,000 shares authorized, -0- shares issued and outstanding as of June 30, 2017, and December 31, 2016, respectively	$—	$—
Common stock, par value of $0.01 per share, 100,000,000 shares authorized, 13,331,655 and 9,700,297 shares issued and outstanding as of June 30, 2017, and December 31, 2016, respectively	133	97
Paid-in capital in excess of par	187,791	134,300
Accumulated undistributed net investment income	6,888	6,731
Accumulated undistributed net realized gain	972	330
Net unrealized appreciation (depreciation) on investments	(3,788)	2,320
Total net assets	191,996	143,778

Total liabilities and net assets	$348,960	$305,030

Number of shares outstanding	13,331,655	9,700,297
Net asset value per share	$14.40	$14.82

OFS Capital Corporation and Subsidiaries

Consolidated Statements of Operations (unaudited)
(Dollar amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Investment income
Interest income:
Non-control/non-affiliate investments	$4,681	$4,431	$9,522	$9,167
Affiliate investments	1,708	1,671	3,586	3,357
Control investment	581	490	1,143	831
Total interest income	6,970	6,592	14,251	13,355
Dividend income:
Non-control/non-affiliate investments	129	134	212	162
Affiliate investments	312	294	702	823
Control investments	137	111	170	111
Total dividend income	578	539	1,084	1,096
Fee income:
Non-control/non-affiliate investments	169	517	325	995
Affiliate investments	176	7	234	39
Control investments	85	28	118	41
Total fee income	430	552	677	1,075

Total investment income	7,978	7,683	16,012	15,526

Expenses
Interest expense	1,339	1,308	2,726	2,616
Management fees	1,224	1,089	2,416	2,204
Incentive fee	(22)	857	1,159	1,590
Professional fees	293	303	556	617
Administration fee	307	326	708	754
General and administrative expenses	521	343	791	633

Total expenses	3,662	4,226	8,356	8,414

Net investment income	4,316	3,457	7,656	7,112

Net realized and unrealized gain (loss) on investments
Net realized gain on non-control/non-affiliate investments	163	—	163	2,566
Net realized gain on affiliate investments	874	—	874	—
Net change in unrealized appreciation/depreciation on non-control/non-affiliate investments	(5,505)	962	(8,546)	(3,130)
Net change in unrealized appreciation/depreciation on affiliate investments	(3,366)	296	658	442
Net change in unrealized appreciation/depreciation on control investment	1,237	(377)	1,780	(373)

Net gain (loss) on investments	(6,597)	881	(5,071)	(495)

Net increase (decrease) in net assets resulting from operations	$(2,281)	$4,338	$2,585	$6,617

Net investment income per common share – basic and diluted	$0.33	$0.36	$0.67	$0.73
Net increase (decrease) in net assets resulting from operations per common share – basic and diluted	$(0.17)	$0.45	$0.23	$0.68
Distributions declared per common share	$0.34	$0.34	$0.68	$0.68
Basic and diluted weighted average shares outstanding	13,197,759	9,692,346	11,458,706	9,691,764

Schedule I
Non-GAAP Financial Measure – Adjusted NII
On a supplemental basis, we disclose Adjusted NII (including on a per share basis), which is a financial measure calculated and presented on a non-GAAP basis. Adjusted NII represents net investment income excluding the net capital gains incentive fee in periods in which they occur, including the effect of reversals of previously accrued capital gains incentive fees. Our management agreement with OFS Advisor provides that a capital gains incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized capital losses for such year. Management believes that Adjusted NII is a useful indicator of operations exclusive of any net capital gains incentive fee, as net investment income does not include gains associated with the capital gains incentive fee. In addition, management believes that providing Adjusted NII may facilitate a more complete analysis and greater transparency into OFS Capital’s ongoing operations, particularly in comparing underlying results from period to period, and afford investors a view of results that may be more easily compared to those of other companies.
The following table provides a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted NII for the periods presented (dollar amounts in thousands, except per share data):

	Quarter ended June 30,
	2017		2016
Net investment income	$4,316		$3,457

Capital gains incentive fee	(283)	(1)	—

Adjusted net investment income	$4,033		$3,457

Adjusted net investment income per common share:
Basic and diluted	$0.31		$0.36

Weighted average shares outstanding:
Basic and diluted	13,197,759		9,692,346

(1) Represents the reversal of accrued capital gains incentive fees at March 31, 2017.

ABOUT OFS CAPITAL
OFS Capital Corporation is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. OFS Capital's investment objective is to provide stockholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. OFS Capital invests primarily in privately held middle-market companies in the United States, including lower-middle-market companies, targeting investments of $3 million to $20 million in companies with annual EBITDA between $3 million and $50 million. OFS Capital offers flexible solutions through a variety of asset classes including senior secured loans, which includes first-lien, second-lien and unitranche loans, as well as subordinated loans and, to a lesser extent, warrants and other equity securities. OFS Capital's investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 1940 and headquartered in Chicago, Illinois, with additional offices in New York and Los Angeles.

INVESTOR RELATIONS CONTACT:
Steve Altebrando
646-652-8473
saltebrando@ofsmanagement.com